EXHIBIT 99.1

Spragg Named to Camco Financial and Advantage Bank Board of Directors

CAMBRIDGE, Ohio, Oct. 9, 2012 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI), parent company of Advantage Bank, has announced the appointment of James P. Spragg to the Board of Directors of Camco and Advantage Bank. James E. Huston, President and CEO of Camco and Advantage Bank, made the announcement.

Spragg is currently the President and Chief Operating Officer of Plus Fore Management, LLC in Columbus, Ohio and Chief Operating Officer of The Lakes Golf and Country Club in Westerville, Ohio. He has also worked in commercial real estate for Planned Communities and Continental Real Estate. Prior to joining Planned Communities and Continental Real Estate, Spragg spent five years as an accountant for Deloitte, Haskins and Sells, during which time he became a CPA.

Spragg earned a Bachelor of Business Administration in Economics at Bethany College in Bethany, West Virginia. He served as the First President of the Olentangy Orange Athletic Boosters and was a Worthington Chamber Board Member, Olentangy Education Foundation Board Member and received Westerville Rotary's Distinguished Service Award for the Wendy's Chili Open. He currently is an Archie Griffin Scholarship Fund Board Member, Morton Foundation Board Member and a Community Liaison for the Superintendent of Olentangy Schools. He resides in Westerville, Ohio.

Camco Financial Corporation, holding company for Advantage Bank, is a multi-state bank holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking that includes commercial, business and consumer financial services and internet banking from 22 offices.

Additional information about Camco Financial Corporation may be found on Company's web sites: www.camcofinancial.com or www.advantagebank.com.

The Camco Financial Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4639

CONTACT: James E. Huston, CEO
         Phone: 740-435-2027